UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 28, 2007
SECOM GENERAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-14299 (Commission File Number	87-0410875 (IRS Employer Identification No.)
401 S. Old Woodward, Suite 400, Birmingham, MI 48009
(Address of principal executive offices)
Registrant’s telephone number, including area code: (810) 499-8276
Not applicable
(Former Name or Former Address, if Changes Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Information
SIGNATURES

Item 8.01. Other Information.
     On January 25, 2007, the Company sold the remaining asset held by the Company, which consisted of the real estate facilities located on Grand River Avenue in Novi, Michigan, to GRB Novi, LLC in a negotiated transaction for a total contract price of $1,500,000.00. The Company believes that this will result in a final distribution to all remaining shareholders of record on February 27, 2007 in the amount of $1.69 per share, after costs and expenses. It is expected that the Company will make this final distribution on March 20, 2007. The Company previously paid a distribution of $11.55 per share on October 31, 2000. The sale of its manufacturing plants in Novi, Michigan represent the sole remaining asset of the Company and following the proposed final distribution, the Company will terminate all activities and wind up its affairs.
     The number of shares of the Company’s outstanding common stock has declined by more than five percent (5%) to 926,003 as of February 28, 2007, from 1,006,272 reported as of February 12, 2001. The decline in shares outstanding is due to the repurchase of 80,269 shares by the Company for $1.15 in 2006.
     Previously Gregory Adamczyk, Richard Thompson and Rocco Pollifrone resigned their positions as Directors of the Company, leaving Robert A. Clemente as the sole Director, and Scott Konieczny resigned his positions as Chief Financial Officer, Secretary and Treasurer.
     Also, the principal mailing address of the Company has changed to 401 S. Old Woodward Avenue, Suite 400, Birmingham, MI 48009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized officer.
SECOM GENERAL CORPORATION
(Registrant)

By:	/s/ Robert A. Clemente

Its:	Sole Director
Dated: February 28, 2007